                                                                      EXHIBIT 12

                       CENTERPOINT ENERGY RESOURCES CORP.
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------------------------
                                                                        2000         2001         2002         2003         2004
                                                                    -----------  -----------  -----------  -----------  -----------
Income from continuing operations................................   $    98,228  $    67,244  $   120,060  $   128,878  $   144,109
Income taxes for continuing operations...........................        93,272       58,287       87,643       58,706       86,497
Minority interest expense (income)...............................           (37)         (36)          11          (55)         (65)
Capitalized interest.............................................        (1,982)        (185)      (1,202)        (851)      (1,791)
                                                                    -----------  -----------  -----------  -----------  -----------
                                                                        189,481      125,310      206,512      186,678      228,750
                                                                    -----------  -----------  -----------  -----------  -----------
Fixed charges, as defined:
  Interest expense...............................................       142,861      154,965      153,688      178,973      178,185
  Capitalized interest...........................................         1,982          185        1,202          851        1,791
  Distribution on trust preferred securities.....................            29           28           25           12           --
  Interest component of rentals charged to operating expense.....        10,934       10,369       10,188        9,252        9,978
                                                                    -----------  -----------  -----------  -----------  -----------
  Total fixed charges............................................       155,806      165,547      165,103      189,088      189,954
                                                                    -----------  -----------  -----------  -----------  -----------
Earnings, as defined.............................................   $   345,287  $   290,857  $   371,615  $   375,766  $   418,704
                                                                    ===========  ===========  ===========  ===========  ===========
Ratio of earnings to fixed charges...............................          2.22         1.76         2.25         1.99         2.20
                                                                    ===========  ===========  ===========  ===========  ===========